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                                                                     EXHIBIT 2.1
                            Share Purchase Agreement

                                                                  March 30, 2001

     This Agreement has been entered into among:

     HARBOR FAR EAST EXPLORATION, L.L.C., a legal entity under the laws of the State of Delaware, USA (hereafter the "Seller"), represented by its Vice President and Treasurer, Donald H. Hunter, acting on the basis of a Power of Attorney, dated March 29, 2001, and the Consent of its Sole Member, dated March 12, 2001;

     CLOSED JOINT STOCK COMPANY "ARTEL STARATELEI "AMUR", a Russian legal entity (hereafter the "Buyer"), represented by its General Director, Victor A. Lopatyuk, acting on the basis of its charter; and

     CLOSED JOINT-STOCK COMPANY "TAS-YURJAH" MINING COMPANY", a Russian legal entity (hereafter the "Company"), represented by its General Director, Valentin
A. Kravstov, acting on the basis of its charter.

     The Seller, the Buyer and the Company shall be referred to collectively hereafter as the "Parties".

                                  DEFINITIONS

     Unless otherwise provided under this Agreement, the following terms shall have the following definitions:

     AGREEMENT - this Share Purchase Agreement

     SHARES - One hundred thirty-eight (138) shares of common stock of Closed Joint Stock Company "Tas-Yurjah" Mining Company", with a par value of 1000 (one thousand) rubles each, constituting 94.5% (ninety-four and five tenths of a percent) of the Authorized Capital of the Company.

   The shares have been issued in book-entry form.

   The emission of these shares was registered by the Financial Administration of the Khabarovsk Territory Administration on March 20, 1997. The state registration number of the issuance of these shares is 22-1-678.

   A report regarding the results of the placement of these shares was registered by the Financial Administration of the Khabarovsk Territory Administration on March 20, 1997.

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   As of the date of execution of this Agreement, the Shares belong to the
Seller (with rights of ownership), are not subject to any pledges and are not encumbered by any other rights of third parties, and are not under dispute or under arrest, as confirmed by an Extract from the Company's shareholders' register provided by the Company's registrar.

     LOAN AGREEMENT - Loan Agreement of February 14, 1997 entered into between the Company and State Street Bank and Trust Company, a legal entity in accordance with the laws of the Commonwealth of Massachusetts, USA (the "Lender"), as well as the First Amendment to this Loan Agreement, entered into by the parties thereto on April 10, 1998 and the Second Amendment to this Loan Agreement, entered into by the parties thereto on June 30, 1999.

                      ARTICLE 1. SUBJECT OF THE AGREEMENT

1.1. The Seller shall be obligated to transfer ownership of the Shares to the Buyer, and the Buyer shall be obligated to accept and pay for the Shares according to the terms and conditions of this Agreement.

               ARTICLE 2.  PURCHASE PRICE AND PAYMENT PROCEDURES

2.1. The Purchase Price for the Shares shall be US$531,948.00 (five hundred thirty-one thousand nine hundred forty-eight US Dollars).

2.2.  The Purchase Price is firm.

2.3. Payment for the Shares, as well as other payments contemplated under this Agreement, except for payments under the Loan Agreement provided for under
      Section 3.1.2 below, shall be made in Russian rubles according the exchange rate in effect at the Central Bank of the Russian Federation on the date the corresponding amounts are transferred out of the correspondent account of the payor's bank

2.4. The date of performance of any monetary obligations under this Agreement (the Payment Date) shall be date the corresponding amounts are transferred into the account of the payee.

             ARTICLE 3.  CONDITIONS PRECEDENT TO THE SALE OF SHARES

3.1 The Buyer shall not be obligated to pay the Seller the Purchase Price for the Shares, and the Seller shall not be obligated to transfer the Shares to the Buyer until all of the following conditions precedent (the "Conditions Precedent") have been fulfilled:

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     3.1.1.  PROVISION OF A SPECIAL PURPOSE LOAN TO THE COMPANY

     In order for the Company to perform the terms and conditions of Section
     3.1.2. below, the Khabarovsk Branch of the Bank of Foreign Trade "Vneshtorgbank" (hereafter "Vneshtorgbank") shall provide the Company with a special purpose loan, on the basis of a corresponding loan agreement, in an amount sufficient for the performance by the Company in full of its obligations to State Street Bank and Trust Company under Section 3.1.2, including it obligation to pay all principal and accrued interest outstanding under the Loan Agreement as of the date of final repayment by the Company to State Street Bank and Trust Company, as well as performance of its obligations to obtain foreign currency (US Dollars) and to pay related banking fees, which although not specifically mentioned the Loan Agreement, is necessary in order for the Company to perform its primary obligations.

     The Buyer shall be obligated to provide assistance in obtaining this special purpose loan, and, toward this end, shall guaranty such loan.

     3.1.2  PREPAYMENT OF LOAN

     In order to perform the terms and conditions for prepayment of indebtedness under the Loan Agreement, the Company shall be obligated to repay State Street Bank and Trust Company all loan amounts received under the Loan Agreement, as well as all accrued interest payable on such amounts under the Loan Agreement as of the date of repayment. The repayment of the loan and accrued interest thereon shall be made by the Company with the funds received from Vneshtorgbank in accordance with Section 3.1.1 above.

     The payment of these amounts shall be made in accordance with the terms of the Loan Agreement and on the basis of a letter from State Street Bank and Trust Company agreeing to prepayment of the loan and accrued interest thereon under the Loan Agreement.

     As of April 30, 2001, the anticipated amount of principal outstanding under the Loan Agreement will be US$6,029,367.00 (six million twenty-nine thousand three hundred sixty-seven US Dollars) and the anticipated amount of accrued interest outstanding thereon will be US$1,938,685.00 (one million nine hundred thirty-eight thousand six hundred eighty-five US Dollars). Interest has accrued and will continue to accrue on the principal amount of the loan outstanding under the Loan Agreement at the rate of LIBOR + 4% per annum until such time as such loan is repaid in full.

     The proper performance by the Company of the terms and conditions of this section and, accordingly, the terms and conditions of prepayment of the loan under the Loan Agreement, shall be confirmed by letters exchanged between the Company and State Street Bank and Trust Company in which the parties confirm the payment of all amounts due and owing under the Loan Agreement, the absence of any mutual claims, and the fact of early termination of the Loan Agreement.

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     3.1.3.  WAIVER BY JSC "DALPLAZ" OF A RIGHT OF FIRST REFUSAL TO PURCHASE THE
             SHARES

     In accordance with the requirements of the Federal Law "On Joint Stock Companies", Joint Stock Company "Dalplaz" Mining Company" ("Dalplaz"), as a shareholder of the Company, shall have a right of first refusal to purchase the Shares being sold. Insofar as the sale of the Shares to the Buyer is possible only after Dalplaz refuses to buy the Shares, the Parties shall jointly conduct negotiations with Dalplaz with the aim of obtaining from Dalplaz a document (Minutes of a Board of Directors Meeting) confirming such refusal.

3.2 The fact of performance of all of the above referenced Conditions Precedent shall be confirmed by an Act on Performance of Conditions Precedent.

3.3. The Conditions Precedent set forth in this Article shall be performed no later than April 30, 2001.

In the event the Parties do not agree otherwise, the failure to perform all or some of the Conditions Precedent within the time frame set forth above shall give the Seller the right to unilaterally refuse to perform its obligations under this Agreement.

                     ARTICLE 4. OBLIGATIONS OF THE PARTIES

4.1  THE COMPANY SHALL BE OBLIGATED:

     4.1.1  To enter into a loan agreement with Vneshtorgbank in accordance with
            Section 3.1.1 above.

     4.1.2 To prepay all of its indebtedness under the Loan Agreement using the loan obtained from Vneshtorgbank.


After the performance by the Parties of all the Conditions Precedent to the sale of Shares, the Parties shall proceed with the purchase and sale of the Shares and toward this end shall assume the following obligations:

4.2  THE BUYER SHALL BE OBLIGATED:

     4.2.1  In accordance with the requirements of Article 18 of the Federal
            Law of the Russian Federation "On competition and limitation of monopolistic activity in the markets for goods", to ensure that the preliminary approval of antimonopoly authorities for the acquisition of the Shares by the Buyer is obtained.

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     4.2.2  Within 15 (fifteen) business days after the date of receipt of an original Act on Performance of Conditions Precedent, pay for the Shares in full, by transferring the Purchase Price to the Seller's bank account indicated by the Seller to the Buyer in writing (Section 4.3.3 below).

            The Buyer shall be considered to have fulfilled its obligations with respect to payment for the Shares as of the moment the entire amount of the Purchase Price has been transferred into the Seller's bank account (hereafter the "Share Payment Date").

     4.2.3 Perform all actions necessary in order to register the Buyer in the Company's Shareholders Register as the owner of the Shares for its own account.

4.3  THE SELLER SHALL BE OBLIGATED:

     4.3.1 Within 2 (two) business days after the date of performance of the condition precedent set forth in Section 3.1.2 above, to sign on Seller's behalf, and to transfer to the Buyer, the Act on Performance of Conditions Precedent provided for in Section 3.2 above.

     4.3.2 Within 3 (three) business days after the Share Payment Date, to provide to the Buyer, in accordance with agreed upon procedures, documents necessary for registering in the Company's shareholders' register the transfer of rights to the Shares to the Buyer, namely:

            1) an original Transfer Order on the basis of which a notation will be made in the Company's shareholders' register regarding the transfer of ownership rights to the Shares to the Buyer, and

            2) a notarized copy of a document confirming the rights of the authorized representative of the Seller to sign the Transfer Order (Consent dated November 20, 2000 regarding the appointment of Stephen G. Kasnet as President of Harbor Far East Exploration, L.L.C.).

     4.3.3 In order to ensure that payment for the Shares can be made, to open a "K" type account in an authorized Russian bank and to inform the Buyer of the requisites for this account in a timely fashion.

      ARTICLE 5.  THE MOMENT OF TRANSFER OF OWNERSHIP RIGHTS TO THE SHARES

5.1 The rights of ownership of the Shares shall be transferred to the Buyer as of the moment the corresponding notation is made to the account of the Buyer in the Company's shareholders' register.

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5.2.  The rights associated with the Shares shall be transferred to the Buyer as of the moment the rights of ownership of the Shares are transferred.

                      ARTICLE 6. LIABILITY OF THE PARTIES

6.1 In the event of failure by the Parties to perform all or some of the Conditions Precedent and the refusal, in this regard, by any Party to complete the transactions contemplated herein with respect to the purchase and sale of Shares, none of the Parties will have grounds to bring any claims with respect to the other Party or Parties to this Agreement.

6.2 In the event the Parties perform all the Conditions Precedent stipulated under this Agreement and the Buyer delays payment for the Shares beyond the time frame set forth in Section 4.2.2 of this Agreement, the Seller shall have the right to demand, and the Buyer shall be obligated on the basis of such demand to pay the Seller, a fine in the amount of 0.02% (two one hundredths of a percent) of the sum of the delayed payment for each day of delay, and the amount of the fine shall be payable simultaneously with the principal amount. This provision shall not be construed as an obligation of the Seller to demand payment of such fine or as an obligation of the Buyer to pay such fine without a written demand therefor from the Seller.

6.3  In the event the Buyer fails to perform its obligations set forth in
     Section 4.2.1 above (obtaining the preliminary approval of this transaction from federal antimonopoly authorities) and as a result the Seller incurs damages, including damages incurred as a result of this Agreement being deemed null and void, the Buyer shall be obligated to indemnify the Seller in full for such damages.

                          ARTICLE 7.  WAIVER OF CLAIMS

7.1 After the performance by the Parties of all obligations set forth in this Agreement, the Seller, on the one hand, and the Company and the Buyer, on the other hand, shall waive all material and other claims toward the other in connection with:

     1.  This Agreement;
     2.  The participation of the Seller in the Company as a shareholder; and
     3. The participation of the Seller as a party in any other transactions entered into with the Company.

                             ARTICLE 8  ARBITRATION

8.1 In the event any dispute, controversy or claim arising out of this Agreement or in connection with this Agreement or its breach, invalidity or

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     termination, cannot be resolved through mutual negotiations among the parties, such dispute shall be submitted for resolution to the Arbitration Institute of Stockholm Chamber of Commerce (Sweden) and shall be finally settled by arbitration in accordance with the Rules of such Institute by three arbitrators. The arbitration shall be conducted in the city of Stockholm.

     The language of the arbitration shall be English

     The arbitrators shall have the right to proceed to an award notwithstanding the failure of the other party (parties) to participate in the proceedings.

     The prevailing party shall be entitled to an award of reasonable attorney fees incurred in connection with the arbitration in such amount as may be determined by the arbitrators. The award of the arbitrators shall be the sole and exclusive remedy of the parties.

                            ARTICLE 9  FORCE MAJEURE

9.1 The Parties shall not be liable for failure, in part or in full, to perform their obligations under this Agreement if such failure is the result of a force majeure event, namely: fire, flooding; earthquakes, wars acts or other actions of bodies of state power and management of the Russian Federation and the United States of America or other circumstances beyond the Parties' control that arise after the execution of this Agreement and that the Parties could not foresee or avoid, provided that these circumstances directly influenced the performance of the Parties' obligations under this Agreement.

9.2 In the event of an occurrence of a force majeure event, the time frame for performance by the Parties affected by such event of their obligations under this Agreement shall be extended by the period of time during which such event and its results remain in effect.

9.3 In a force majeure event continues for more than 4 (four) months or when it becomes clear that the results of such event will remain in effect beyond this period, the Parties shall conduct negotiations with the aim of identifying acceptable alternative means of performing this Agreement and achieving the corresponding undertakings hereunder. If such an agreement is not achieved, any of the Parties shall have the right to unilaterally refuse to perform its contractual obligations hereunder.

                              ARTICLE 10  NOTICES

10.1 All notices and correspondence contemplated by or permitted under this Agreement shall be in writing and shall be sent to the addresses indicated below:

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If to the Seller:       Harbor Far East Exploration, L.L.C.
                        One Faneuil Hall Marketplace
                        Boston, MA 02109
                        USA
                        Tel:    1-617-878-1600
                        Fax:    1-617-878-1699
                        Attention:  President

If to the Buyer:        Closed Joint Stock Company "Artel Staratelei "Amur"
                        Vostochnoe shosse, 10
                        Khabarovsk 680014
                        Russian Federation
                        Tel:    7-4212-37-33-21
                        Fax:    7-4212-22-18-87
                        Attention:  General Director

If to the Company:      Closed Joint-Stock Company "Tas-Yurjah" Mining Company"
                        ul. Kooperativnaya, 11, office 215
                        Khabarovsk 680014
                        Russian Federation
                        Tel/Fax:   7-4212-305046
                        Attention:  General Director

10.2 Notices (or other correspondence) shall be considered to have been received t10 days after transmittal to a courier service (postage prepaid, return receipt requested) or, if the notice is sent by fax, on the date indicated on the received (sent) fax copy.

ARTICLE 11  MISCELLANEOUS

11.1 This Agreement shall be governed in accordance with the laws of the Russian Federation.

11.2 Except as otherwise expressly provided herein, each Party will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) that it incurs in connection with the transactions contemplated hereby.

11.3 Except as may be required by applicable law or the rules of any securities exchange or regulatory body, the parties agree that, prior to the transfer of the Shares by the Seller to the Buyer hereunder, any and all general public announcements or other general public communications concerning this Agreement and the purchase and sale of the Shares by the Buyer and Seller hereunder shall be subject to the mutual agreement of the Parties.

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11.4  All amendments, modifications and attachments to this Agreement shall be in writing and shall be properly executed by authorized representatives of the Parties.

11.5 The invalidity of any provision of this Agreement shall not affect the validity of the other provisions of this Agreement.

11.6 This Agreement constitutes the full agreement among the Parties with respect to the subject matter of this Agreement and supercedes all prior oral and written understandings, promises and agreements among the Parties.

11.7 This Agreement shall enter into effect as of the date of its execution and shall remain in effect until performance by the Parties of their obligations arising out of the provisions of this Agreement.

11.8 This Agreement has been executed in 6 counterparts (3 counterparts in Russian and 3 counterparts in English), all having equal legal force, with one counterpart in each language for each Party. In the event of a discrepancy between the Russian and English texts, the English language text shall take precedence.



                           SIGNATURES OF THE PARTIES


         FOR THE SELLER                                  FOR THE BUYER
Harbor Far East Exploration, L.L.C.               Closed Joint Stock Company
                                                  "Artel Staratelei "Amur"


/s/ Donald H.Hunter                               /s/ Victor A.Lopatyuk
-------------------                               ---------------------
Donald H. Hunter                                  Victor A. Lopatyuk
Vice President and Treasurer                      General Director
(by Power of Attorney, dated March 29, 2001)

                                                  /s/ Natalia B. Voloshina
                                                  ---------------------------
                                                  Natalia B. Voloshina
                                                  Chief Accountant


                                FOR THE COMPANY
            Closed Joint-Stock Company "Tas-Yurjah" Mining Company"


/s/ Valentin A. Kravstov
------------------------
Valentin A. Kravstov
General Director

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/s/ Sergei A. Ulanov
--------------------
Sergei A. Ulanov
Deputy General Director


/s/ Lidia A. Katanaeva
----------------------
Lidia A. Katanaeva
Chief Accountant

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